Exhibit 99.1

SAExploration

NASDAQ: SAEX, OTCBB: SAEXW



SAFETY. ACQUISITION. EXPERIENCE.

SAExploration Holdings, Inc. is one of the largest international seismic data acquisition companies in the world. SAE provides a full range of 2D, 3D and 4D seismic data services to its clients, including surveying, program design, logistical support, data acquisition, processing, camp services, catering, environmental assessment and community relations.

With an operational focus concentrated in North America, South America and Southeast Asia, SAE is operating in most of the prolific oil producing regions in the world. SAE services its multinational client base from offices in Canada, Alaska, Peru, Colombia, Bolivia, Papua New Guinea, New Zealand and Brazil. SAE operates 10-12 crews globally with approximately 300 full-time employees and up to 7,000 field staff.

Operating as a sub-sector of the estimated $644 billion global energy exploration & production industry, the seismic industry represents a $16 to $19 billion worldwide annual revenue opportunity, with the land acquisition services segment of the seismic market representing a $4.4 - $5.3 billion annual market [(1)]. Seismic data acquisition involves applying an energy source at a surface location, analyzing the reflected energy, and then creating high resolution images of complex underground structures. These images are used primarily by oil and gas companies to identify geologic structures favorable to the accumulation of hydrocarbons, to reduce risk associated with oil and gas exploration, to optimize well completion techniques, and to monitor changes in hydrocarbon reservoirs.

SAE specializes in logistically complex and challenging environments (e.g. Alaska, Peru, and Papua New Guinea), while maintaining a strong Quality, Health, Safety and Environmental ("QHSE") performance record.

Currently 100% of SAE's revenue is earned on a contracted basis with customers, as opposed to shooting unfunded or partially funded speculative libraries, which have significantly more risk and uncertainty.

[(1)] Source : Ion Geophysical October 3, 2012 presentation; Barclays Global 2013 E&P Spending Update

Global Presence and Services Overview



- **Program Design** - 2D, 3D and 4D survey design; align parameters and technologies to needs, budget and plan
- **Planning & Permitting** - expertise in cultured areas, logistically challenging land programs, transition zones, shallow water
- **Camp Services** - Streamlined processes for setting up and dismantling field camps in remote areas
- **Survey and Line Cutting** - Utilize latest technologies; skilled at managing subcontractors to ensure project completion
- **Drilling** - Senior staff with 50+ years experience drilling for seismic recording in some of the world's most challenging areas
- **Recording** - Employ a variety of techniques (explosives, Vibroseis, air guns); wireless or cable-based systems, etc.
- **Processing** - End-to-end data management providing expedited delivery

Financial Results Overview ($ IN MILLIONS)



Revenue & Gross Margin (1)
$300.0
$200.0
$100.0
$-
$133.8
$180.8
$257.4
$136.2
$127.1
13.9%
16.1%
17.4%
20.5%
23.8%
2010
2011
2012
1H'12
1H'13

1) 1H 2012 included North American contract with significant third-party revenues

Second Quarter 2013 Financial Overview ($ IN MILLIONS)

Income Statement	Q2 2013	Q2 2012
Revenue [1]	$42.4	$74.4
Gross profit	$10.2	$13.0
Gross profit excluding depreciation [2]	$13.7	$15.8
Gross margin	24.2%	17.4%
Gross margin excluding depreciation [2]	32.2%	21.2%
Net (loss) income	($0.2)	$5.1
Net income excluding merger costs [3]	$0.3	$5.1
EBITDA	$7.6	$9.0
Balance Sheet	**6/30/2013**	**12/31/2012**
Cash & equivalents	$28.5	$15.7
Working capital	$50.4	$27.7
Long-term debt	$91.8	$113.2
Stockholder's Equity	$36.5	$24.1

1) 2Q 2012 revenues included North American contract with significant third-party revenues
2) Excludes depreciation out of direct operating expenses of $3.4 M and $2.8 M in Q2 2013 and Q2 2012, respectively
3) Excludes one-time costs of $0.6M related to June 2013 merger with Trio Merger Corp.

SAExploration

THE EQUITY GROUP INC.
TRUSTED PARTNERS IN IR SINCE 1974

Brent Whiteley
Chief Financial Officer And General Counsel
713-816-6392
Bwhiteley@saexploration.Com

Devin Sullivan
Senior Vice President
(212) 836-9608
dsullivan@equityny.com

Thomas Mei
Associate
(212) 836-9614
tmei@equityny.com

This document includes certain forward-looking statements, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on SAE managements' current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of SAE's business. We refer you to the documents that the Company files from time to time with the Securities and Exchange Commission which contain additional important factors that could cause actual results to differ from its current expectations and from the forward-looking statements made in this presentation. The Equity Group Inc. is retained by SAE to provide investor relations services.